UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 16, 2010 (Date of earliest event reported)

The Student Loan Corporation (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11616 (Commission File Number)	16-1427135 (I.R.S. Employer Identification No.)

750 Washington Boulevard
Stamford, Connecticut (Address of principal executive offices)	06901 (Zip Code)

(203) 975-6320 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2010, The Student Loan Corporation (the Company), an 80% owned subsidiary of Citibank, N.A. (CBNA) entered into an Extension Letter (amendment) to extend the terms of the Amended and Restated Omnibus Credit Agreement, dated as of January 29, 2010 (as amended by the Amendment No. 1 thereto, dated as of February 11, 2010) (the Credit Agreement), by and among the Company and CBNA.  The amendment extends the terms of the Credit Agreement for a one day period ending on December 31, 2010 in an effort to ensure funding is in place for the Company until consummation of the Agreement and Plan of Merger (the Merger Agreement), dated September 17, 2010, by and among Discover Bank, Academy Acquisition Corp. and the Company (which is expected to take place on December 31, 2010), with potential extension up to March 31, 2011 if the Merger Agreement does not close by December 31, 2010. A copy of the Extension Letter is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Extension Letter does not purport to be complete and is qualified in its entirety by reference to such Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, the Company received notification from Discover Bank that, upon completion of the Merger Agreement, Patricia A. Morris will be vacating her position of Chief Risk Officer of the Company.  The transaction is expected to occur on December 31, 2010, at which time Ms. Morris will assume another position within Citi.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit No.          Description

10.1	Amendment No. 2, dated December 22, 2010, to the Amended and Restated Omnibus Credit Agreement, by and among the Company and CBNA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STUDENT LOAN CORPORATION

Date: December 22, 2010

By: /s/ Joseph P. Guage
Name: Joseph P. Guage
Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.             Description

10.1	Amendment No. 2, dated December 22, 2010, to the Amended and Restated Omnibus Credit Agreement by and among the Company and CBNA.